UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 13, 2022

AVIDITY BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39321	46-1336960
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10578 Science Center Drive, Suite 125

San Diego, CA 92121

(Address of principal executive offices) (Zip Code)

(858) 401-7900

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RNA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

On October 13, 2022, Avidity Biosciences, Inc. (“Avidity” or the “Company”) announced its planned EXPLORE44 trial of AOC 1044 in healthy volunteers and participants with Duchenne muscular dystrophy (“DMD”). The EXPLORE44 trial is a randomized, placebo-controlled, double-blind, Phase 1/2 clinical trial to evaluate the safety, tolerability, pharmacokinetics, and pharmacodynamic effects of single and multiple ascending doses of AOC 1044 administered intravenously, with the primary objective being the safety and tolerability of AOC 1044 in adult healthy volunteers and pediatric and adult participants with DMD mutations amenable to exon 44 skipping (“DMD44”). The EXPLORE44 trial will assess exon skipping and dystrophin protein levels in participants with DMD44 and will also explore measures of muscle function, patient-reported outcomes and quality of life. DMD44 is ultra rare, constituting approximately 7% of DMD patients, approximately 900 of which are in the United States.

Participants with DMD44 will have the option to enroll in an extension study at the end of the treatment period in the EXPLORE44 trial. The overall development program for AOC 1044, which includes the EXPLORE44 trial and the extension study is designed to potentially support accelerated approval in the United States. In the second half of 2023, the Company plans to present results from the healthy volunteer portion of the EXPLORE44 trial.

Preclinical studies showed that an antibody oligonucleotide conjugate (“AOC”) approach targeting exon 23 in a murine model of DMD demonstrated exon skipping, dystrophin restoration and improved muscle function and serum biomarkers of muscle damage. Additionally, data from a preclinical study of AOC 1044 in patient-derived myotubes showed dose-dependent dystrophin restoration, and a preclinical study in non-human primate (“NHP”) observed dose-dependent exon skipping in skeletal and heart muscle with AOC 1044.

In addition to the preclinical studies described above, Avidity completed an IND-enabling good laboratory practice (“GLP”) toxicology study of AOC 1044 in NHP. Results from the IND-enabling study showed that AOC 1044 was generally well tolerated and supported advancement into the clinic, with no dose limiting toxicity observed in NHP at the highest dose tested. The study did not observe any treatment-related histopathologic toxicity, platelet or renal toxicity or any changes in safety pharmacology parameters (cardiac, respiratory and neurological). The highest dose tested in both NHP and murine models was the maximum feasible dose and was the no-observed adverse effect level (“NOAEL”). Results of a nine-month chronic toxicology study of AOC 1044 in NHPs was consistent with the results of the IND-enabling study.

Forward-Looking Statements

Avidity cautions readers that statements contained in this report regarding matters that are not historical facts are forward-looking statements. These statements are based on the Company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: the progression of the Company’s clinical program for AOC 1044; the anticipated design of the EXPLORE44 trial;the potential for the overall development program for AOC 1044 to support accelerated approval in the United States; the estimated prevalence of DMD44; and AOC 1044’s potential to treat the underlying biological cause of DMD. The inclusion of forward-looking statements should not be regarded as a representation by Avidity that any of these plans will be achieved. Actual results may differ from those set forth in this report due to the risks and uncertainties inherent in the business, including, without limitation: Avidity is early in its development efforts; Avidity’s approach to the discovery and development of product candidates based on its AOC platform is unproven, and the Company does not know whether it will be able to develop any products of commercial value; potential delays in the commencement, enrollment and completion of preclinical studies or clinical trials; the success of its preclinical studies and clinical trials for the Company’s product candidates; the results of preclinical studies and early clinical trials are not necessarily predictive of future results; unexpected adverse side effects or inadequate efficacy of its product candidates that may delay or limit their development, regulatory approval and/or commercialization, or may result in clinical holds, recalls or product liability claims; Avidity’s dependence on third parties in connection with preclinical and clinical testing and product manufacturing; regulatory developments in the United States and foreign countries, including acceptance of INDs and similar foreign regulatory filings and the proposed design of future clinical trials; disruption to its operations from the COVID-19 pandemic or the war in Ukraine; and other risks described in prior press releases and in filings with the Securities and Exchange Commission. Avidity cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVIDITY BIOSCIENCES, INC.

Date: October 13, 2022	By:	/s/ Michael F. MacLean
Michael F. MacLean
Chief Financial and Chief Business Officer